EXHIBIT 99.1

BioAge Labs Reports Third Quarter 2026 Financial Results and Provides Business Updates

First participant dosed in QUELL-DME, a Phase 2 trial of BGE-102, a potential best-in-class oral NLRP3 inhibitor, in diabetic macular edema; topline results anticipated in the second half of 2027

QUELL-CV, a Phase 2 dose-ranging trial of BGE-102 in adults with obesity and elevated inflammation, completed enrollment; topline data anticipated in the fourth quarter of 2026

APJ agonist program, an exercise-mimetic approach to obesity, on track for IND submission by year-end 2026

EMERYVILLE, Calif., November 5, 2026 (GLOBE NEWSWIRE) -- BioAge Labs, Inc. (NASDAQ: BIOA) ("BioAge" or "the Company"), a clinical-stage biopharmaceutical company developing therapeutic product candidates for cardiometabolic diseases by targeting the biology of human aging, today provided business updates and reported its third quarter 2026 financial results.

“NLRP3 is a key switch that turns on inflammation and drives multiple diseases. Injectable drugs that block two major inflammatory signals, IL-1 and IL-6, are already approved for multiple indications, but a once-daily pill that works earlier in the process—and also lowers IL-18 and reduces harmful inflammatory cell death—could help many more people. That is the opportunity we are pursuing with BGE-102,” said Kristen Fortney, Ph.D., CEO and co-founder of BioAge. “BGE-102 has a potential best-in-class profile: in Phase 1, it suppressed IL-1β by up to 98% with once-daily dosing and was well tolerated. In addition, the compound showed exceptional tissue penetration into the eye and brain. We dosed the first patient in our Phase 2 eye-disease study, QUELL-DME, in September. The primary endpoint is change in best-corrected visual acuity, the same endpoint used for approval of existing therapies, so a positive result could support a streamlined path into a pivotal trial. Our Phase 2 cardiovascular study, QUELL-CV, is fully enrolled, and we expect the results later this year to inform the optimal dose and show how BGE-102 could affect a range of metabolic and inflammatory markers. With a strong cash position, we are well positioned to advance BGE-102 and our apelin and other programs.”

Third Quarter 2026 Business Highlights

BGE-102 clinical development: QUELL-DME Phase 2 trial

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In September 2026, BioAge announced that the first participant was dosed in QUELL-DME, a randomized, controlled Phase 2 trial evaluating once-daily oral BGE-102 in adults with diabetic macular edema.
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The approximately 180-participant trial evaluates BGE-102 both as monotherapy and in combination with standard-of-care anti-VEGF therapy, with participants randomized 1:1:1 across three arms.
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The primary endpoint is change from baseline in best-corrected visual acuity at week 12, and topline results are anticipated in the second half of 2027.
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Beyond DME, results from QUELL-DME will inform BioAge's development strategy in other NLRP3-driven retinal diseases, including geographic atrophy.

BGE-102 clinical development: QUELL-CV Phase 2 trial

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QUELL-CV, a randomized, double-blind, placebo-controlled Phase 2 dose-ranging trial evaluating three once-daily oral doses of BGE-102 (30 mg, 60 mg, and 90 mg) against placebo in adults with obesity and elevated baseline inflammation, has completed enrollment of approximately 160 participants.
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The primary endpoint is percent change from baseline in hsCRP, a pharmacodynamic measure of NLRP3 pathway inhibition, over 12 weeks of dosing. The trial also measures a broad set of inflammatory and cardiometabolic biomarkers.
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The trial is designed to characterize the dose-response relationship for BGE-102 and to support dose selection for further development, with topline data anticipated in the fourth quarter of 2026.
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QUELL-CV builds on the full Phase 1 dataset for BGE-102, in which the compound achieved up to 98% suppression of IL-1β at trough in an ex vivo whole-blood assay, along with median hsCRP reductions of 86% from baseline at both 60 mg and 120 mg once daily

APJ agonist program advancement

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BioAge continues to advance its oral and injectable APJ agonist programs as an exercise-mimetic approach to obesity.
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Apelin, the natural ligand of APJ, is released during exercise, and APJ agonism recapitulates various metabolic benefits of exercise. In preclinical models, APJ agonism combined with an incretin roughly doubled weight loss and restored body weight and body composition toward those of lean controls.
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The Company intends to file its first IND for an APJ program by year-end 2026.

Strategic partnerships and discovery platform

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BioAge's multi-year research collaboration with Novartis, focused on discovering novel therapeutic targets at the intersection of aging biology and exercise physiology, continued to advance, with multiple targets under evaluation.
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The Company also continued to progress its strategic collaboration with Lilly ExploR&D for the development of therapeutic antibodies targeting novel metabolic aging targets.
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In October 2026, BioAge's multi-target, AI-driven drug discovery collaboration with Deep Origin reached its first milestone: hits that Deep Origin identified computationally against a novel BioAge target were validated in BioAge's laboratory, and BioAge is advancing the target into hit-to-lead optimization.

Third Quarter 2026 Financial Results

Collaboration revenue was $0.3 million for the quarter ended September 30, 2026, compared to $2.1 million for the same period in 2025. The $1.8 million decrease was primarily due to a $1.7 million cumulative catch-up adjustment recorded in connection with a September 2026 amendment to the Novartis Agreement, which added $0.9 million of research funding and expanded the research activities to be performed, increasing the total estimated effort required to satisfy the performance obligation.

Research and development expenses were $30.2 million for the quarter ended September 30, 2026, compared to $18.5 million for the same period in 2025. The $11.7 million increase in research and development expenses was primarily attributable to a $13.2 million increase in direct costs related to BioAge’s BGE-102 program associated with clinical trial costs for the Company’s ongoing QUELL-CV and QUELL-DME trials and drug product manufacturing costs. The increase was also driven by a $1.7 million increase in personnel-related expenses, due to increased headcount to support the clinical development of BioAge’s pipeline and higher stock-based compensation expense from new option grants to employees. These increases were partially offset by a $3.3 million decrease in direct costs for other programs, primarily driven by the timing of research activities under BioAge’s collaboration with Novartis.

General and administrative expenses were $7.5 million for the quarter ended September 30, 2026, compared to $6.7 million for the same period in 2025. The $0.8 million increase was primarily driven by a $1.2 million increase in personnel-related expenses, primarily reflecting higher stock-based compensation expense associated with new option grants to employees, executives, board members and advisors, and a $0.2 million increase in consulting fees. These increases were partially offset by a $0.6 million decrease in legal fees.

Net loss was $33.5 million for the quarter ended September 30, 2026, or $0.73 per weighted-average common share outstanding, basic and diluted, compared to a net loss of $20.2 million, or $0.56 per weighted-average common share outstanding, basic and diluted, for the same period in 2025.

As of September 30, 2026, BioAge had approximately $352.3 million in cash, cash equivalents, and marketable securities. Based on the Company’s current operating plan, BioAge estimates that existing cash, cash equivalents, and marketable securities will be sufficient to fund operations and capital expenses through 2029.

About BioAge Labs, Inc.

BioAge is a clinical-stage biopharmaceutical company developing therapeutic product candidates for cardiometabolic diseases by targeting the biology of human aging. The Company's lead product candidate, BGE-102, is a potent, orally bioavailable, brain-penetrant small-molecule NLRP3 inhibitor being developed for diseases driven by inflammation, including diabetic macular edema and cardiovascular risk. BGE-102 has completed a Phase 1 SAD/MAD trial demonstrating a well-tolerated profile and potential best-in-class reductions in hsCRP and other inflammatory biomarkers. Phase 2 cardiovascular proof-of-concept data from QUELL-CV are anticipated in the fourth quarter of 2026, and Phase 2 diabetic macular edema data from QUELL-DME are anticipated in the second half of 2027. The Company is also developing long-acting injectable and oral small molecule APJ agonists for obesity. BioAgeʼs additional preclinical programs, which leverage insights from the Companyʼs proprietary discovery platform built on human longevity data, address key pathways involved in metabolic aging.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as “aim,” “may,” “will,” “should,” “expect,” “forecast,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. All statements other than statements of historical fact contained in this press release, including without limitation statements regarding our plans to develop and commercialize our product candidates, including BGE-102 and our APJ programs, the potential for BGE-102 as a treatment for diseases driven by inflammation, including diabetic macular edema and cardiovascular risk, the potential for results from QUELL-DME to support advancing into a pivotal trial, the expected timeline for data readouts from our ongoing Phase 2 clinical trials, the expected timing of an IND filing for our APJ programs, the progress of our collaborations, the expected timing and results of our ongoing or planned preclinical studies and clinical trials, risks associated with clinical trials, including our ability to adequately manage clinical activities for BGE-102 and our APJ programs, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, the timing of and our ability to obtain and maintain regulatory approvals, the clinical utility of our future product candidates, our commercialization, marketing and manufacturing capabilities and strategy, our expectations about the willingness of healthcare professionals to use our product candidates, the sufficiency of our cash, cash equivalents and marketable securities, general economic conditions, the impact of industry and market conditions on our operations, including fluctuating interest rates and inflation, increased volatility in the debt and equity markets, legislative or regulatory healthcare reforms in the United States, significant political, trade or regulatory developments, including tariffs, federal government shutdowns, or shifting priorities within the U.S. Food and Drug Administration, cybersecurity incidents, and global regional conflicts, and the plans and objectives of management for future operations and capital expenditures are forward-looking statements.

The forward-looking statements in this press release are only predictions and are based largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of known and unknown risks, uncertainties and assumptions, including those described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in BioAge’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, to be filed with the U.S. Securities and Exchange Commission (SEC) on November 5, 2026, and BioAge’s other filings with the SEC filed from time to time.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. BioAge undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts

PR: Chris Patil, media@bioagelabs.com

IR: Dov Goldstein, ir@bioagelabs.com

Partnering: partnering@bioagelabs.com

Web: https://bioagelabs.com

BIOAGE LABS, INC.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except share and per share information)

	Three Months Ended
	September 30,
	2026	2025
Collaboration revenue	$298	$2,054
Operating expenses:
Research and development	30,233	18,513
General and administrative	7,476	6,681
Total operating expenses	37,709	25,194
Loss from operations	(37,411)	(23,140)
Other income (expense)
Interest expense	—	(149)
Interest and other income (expense), net	3,393	3,160
Gain (loss) from changes in fair value of warrants	514	(42)
Total other income (expense), net	3,907	2,969
Net loss	$(33,504)	$(20,171)
Net loss per share attributable to common stockholders, basic and diluted	$(0.73)	$(0.56)
Weighted-average common shares outstanding, basic and diluted	45,911,481	35,850,037

BIOAGE LABS, INC.
Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and per share information)

	September 30,	December 31,
	2026	2025
Assets
Current Assets:
Cash and cash equivalents	$52,666	$188,888
Marketable securities, current	230,971	92,210
Accounts receivable	565	769
Prepaid expenses and other current assets	10,852	4,926
Total current assets	295,054	286,793
Marketable securities	68,680	4,032
Property and equipment, net	1,130	963
Operating lease right-of-use assets	2,479	2,785
Other assets	305	316
Total assets	$367,648	$294,889
Liabilities
Current Liabilities:
Accounts payable	$1,893	$2,674
Accrued expenses and other current liabilities	11,783	8,480
Current portion of term loan	—	2,648
Operating lease liabilities, current	719	582
Deferred revenue	4,632	5,754
Total current liabilities	19,027	20,138
Warrant liability	164	370
Operating lease liabilities	2,011	2,330
Total liabilities	21,202	22,838
Stockholders’ Equity
Preferred stock, $0.00001 par value; 10,000,000 shares authorized as of September 30, 2026 and December 31, 2025; no shares issued or outstanding as of September 30, 2026 and December 31, 2025	—	—
Common stock, $0.00001 par value; 500,000,000 shares authorized as of September 30, 2026 and December 31, 2025; 45,951,078 and 37,386,908 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	—	—
Additional paid-in-capital	762,883	605,189
Accumulated other comprehensive income (loss)	(1,167)	278
Accumulated deficit	(415,270)	(333,416)
Total stockholders’ equity	346,446	272,051
Total liabilities and stockholders’ equity	$367,648	$294,889